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                                                                     Exhibit 8.2




                                                                    21 May, 1996




ACE Limited
The ACE Building
30 Woodbourne Street
Hamilton HM 08
Bermuda

      Re:  ACE Limited
           Registration Statement on Form S-4
           ----------------------------------

Dear Sirs:

We have acted as Cayman Islands counsel to ACE Limited (the "Company") in connection with the registration of Ordinary Shares, par value $0.125 per share, of the Company under the Securities Act of 1933, as amended, in accordance with the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 21, 1996 (the "Registration Statement").

In rendering the opinions expressed herein, we have examined and are familiar with the Registration Statement as an exhibit to which this opinion will be filed. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we hereby confirm, and adopt as our opinion, the statements of legal matters contained in the Prospectus contained in the above-referenced Registration Statement under the captions "Taxation of ACE and its Shareholders--Taxation of ACE and its Subsidiaries--Cayman Islands" and "Taxation of ACE and its Shareholders--Taxation of ACE Shareholders--Cayman Islands."

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to all references to this firm in such Registration Statement.

                                                     Yours faithfully,




                                                     Maples and Calder